Exhibit  E-1

                                                                   July 28, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: AGL Resources Inc.,  Virginia  Natural Gas, Inc., File No. 70-9707

Dear Sirs:

     AGL Resources Inc ("AGL Resources") has applied to the Commission for authority to acquire Virginia Natural Gas, Inc. ("VNG") (the "Acquisition"). Upon consummation of the Acquisition, AGL Resources will register as a holding company under the Public Utility Holding Company Act of 1935 (the "Act"). As counsel for AGL Resources and its subsidiary companies, I deliver this opinion to you for filing as Exhibit E-1 to the Application-Declaration referenced above.

     Briefly  stated,  in  addition  to  the  acquisition   authorization,   the
Applicants are seeking authority for the financing of the AGL System for a period of three years from the date of an order approving the Application-Declaration. Applicants also seek authority for the following transactions through the Authorization Period:

o intrasystem service and other transactions that companies in the AGL Resources system will engage in after the acquisition in connection with the operation of a registered holding company system,

o an exemption by order under Section 3(a)(2) from all provisions of the Act, except Section 9(a)(2), for AGL Resources' wholly-owned public utility subsidiary, Atlanta Gas Light Company ("AGLC"),

o authorization for AGL Resources to retain and restructure its direct and indirect nonutility subsidiary companies and authorization to acquire, by dividend from AGLC, all the outstanding securities of Chattanooga Gas.

The proposed transactions and limits and conditions on the requested authority are more fully described in the Application-Declaration.

     I am a member of the bar of the State of Georgia, the place of incorporation of AGL Resources. I am not a member of the bars of certain other states in which certain of the Applicants are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to AGL Resources who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by AGL Resources, in particular, LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Long Aldridge & Norman LLP who are expert in the laws applicable to the Applicants.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application-Declaration.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

o The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Application-Declaration, permitting the Application-Declaration to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Application-Declaration and the Commission's orders.

o No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

o Appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Application-Declaration and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

o Each of the Applicants, and their subsidiaries involved in the proposed transactions, will at the time of the proposed transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that, in the event the proposed transactions are consummated in accordance with the Application-Declaration:

     (a) all state and federal laws applicable to the proposed transactions will have been complied with;

     (b) the issuer of any securities proposed in the Application-Declaration is duly formed or incorporated under the laws of the jurisdiction in which it is domiciled;

     (c) such securities will, in the case of stock, be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

     (d) in the case of debt securities, such securities will be valid and binding obligations of the issuer or guarantor in accordance with their terms;

     (e) the Applicants will legally acquire any securities or assets subject to this Application-Declaration, and;

     (f) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by AGL Resources, or by any associate company thereof.

     I hereby consent to the filing of this opinion as an exhibit to the Application-Declaration.

                                                     Very truly yours,
                                                     //s// Paul R. Shlanta
                                                     Senior Vice President and
                                                     General Counsel
                                                     AGL Resources Inc.